Exhibit 10.12

Open-account credit	Sparkasse[1] Stadtsparkasse Augsburg Halderstr. 1-5 86150 Augsburg
Tax ID no.: DE 127504902 Acct. no.: 250491743

Company: Prometal RCT GmbH, Am Mittleren Moos 41, 86167 Augsburg

•	hereinafter referred to as the Borrower – enters into an agreement with the Sparkasse for open-account credit

Up to a maximum amount of €500,000.00

1 Granting of credit

The credit shall be made available in the stated amount to giro account no. 250491743.

2 Credit costs

For the loan moneys claimed, the interest and fee rates set by the Sparkasse for credits of this type shall be paid. The Borrower shall be notified of any changes to the rates.

The interest rate currently amounts to 6.5 percent per year.

☐ The fee for keeping the entire loan moneys available shall be assessed a credit fee of      percent per year., as long as the approved credit is not claimed.

☐ Also charged are:

—

For each account statement, the credit costs incurred until then shall be charged. If this results in the granted credit being exceeded, the Sparkasse shall charge for the exceeded amount – as with any credit overdraft –

☒ the overdraft interest set for overdrafts, currently 10.50 percent per year.

☐ in addition to the aforementioned credit costs, the overdraft fee set for overdrafts, currently      percent per year.

The Borrower shall promptly settle each overdraft.

If no sales tax is charged, then the transaction shall be considered a tax-free financial service. If the Borrower has not submitted its opposition in writing within four weeks after posting of the sales tax by explaining its justified interests (especially no entitlement to pre-tax deduction), the Sparkasse shall continue to account for the credit costs plus sales tax in the legally stipulated amount. The Borrower shall also be entitled to object if its pre-tax deduction entitlement changes at a later point in time.

3 Duration and Termination

The credit is granted for an indefinite period, unless a time limit is agreed upon separately hereafter.

☒ The credit is granted until July 31, 2012.

For termination, No. 26 of the Sparkasse’s General Terms and Conditions (AGB) shall apply.

4 Special Agreements

•	See enclosure –

5 Collateral

The credit may only be claimed when all prerequisites to do so have been met, that the collateral is available to the Sparkasse, and the Sparkasse has been presented with confirmation regarding this. The Sparkasse is being provided with/assigned, in special agreements governing the details, the following collateral:

•	Time-unrestricted guarantee of €1,500,000.00 from S. Kent Rockwell, according to a separate statement.

•	Assignment of al claims from all customers whose names begin with A-Z from the delivery of goods and services by Prometal RCT GmbH, according to a separate collateral contract.

•	Hard copy of a letter of responsibility from Ex One Company, LLC for the benefit of Prometal RCT GmbH, according to a separate agreement

The liability for any existing or future miscellaneous collateral within the scope of the respectively agreed upon collateral purpose shall hereby remain unaffected.

[1] For companies/legal persons with tax ID or VAT ID no.	☐ Please mark if applicable.

[Left margin, center: 1 Borrower]

[Left margin, bottom: form publication information]

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6 Multiple Borrowers

Multiple borrowers shall be liable as joint debtors for the liabilities arising from this contract.

If the Sparkasse is paid off by a borrower, it shall not verify whether this borrower is entitled to claims on collateral it no longer requires. It shall basically return such collateral to the collateral provider, as long as the paying borrower does not prove that the collateral provider’s approval is on hand for issue to it.

7 Requirements regarding disclosure and information

For the entire duration of this loan, the Borrower shall grant the Sparkasse or an agency it designates, at any time and at least once annually, the right to examine the current business relationships, to hand over related relevant documents (e.g., balance sheets/annual financial statement, income tax reports and declarations, statements of assets and liabilities, and so on), to provide any requested information, and to enable inspection of its business. The Sparkasse is required, based on legal and supervisory guidelines, to have the Borrower’s business relationships disclosed to it.

The Sparkasse may request the documents required to do so directly from the Borrower’s consultants for bookkeeping and tax-related matters after coordinating with the Borrower. If the mentioned documents are stored on data carriers, the Borrower shall be required to make these legible within a suitable period of time.

If the Borrower does not meet these requirements, the Sparkasse shall be entitled to terminate the credit relationship with immediate repayment.

The Sparkasse is entitled to examine at any time the public register as well as the land register and the property files, and to request single or certified copies and extracts at the Borrower’s cost, as well as to obtain information from insurance companies, authorities, and other agencies, especially credit institutions that it may consider necessary to evaluate the credit relationship.

8 Costs of the contract

All costs incurred by signing and executing this Contract, including the provision of collateral, shall be borne by the Borrower.

9 Place of jurisdiction

Unless the competence of the Sparkasse’s general place of jurisdiction is not already indicated in §29 ZPO (Code of Civil Procedure), the Sparkasse may pursue its claims through legal action in its general place of jurisdiction if the borrower to be sued in the legal action is a business person or a legal person according to No. 6, AGB (General Terms and Conditions) or such persons have no general place of jurisdiction domestically at the time of contract signing, or later move their domicile or usual place of residence outside of the Federal Republic of Germany or their usual place of residence is not known at the time the suit is filed.

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10 Assignment and transfer of credit risk to third parties / dissemination of information

10.1 The Sparkasse may transfer the credit claim and/or the economic risk of the credit approval, in whole or in part, to third parties for the purposes of refinancing, equity relief, or risk diversification. This may take place for example by means of selling the credit claims, including any associated collateral, credit derivatives, or credit sub-participation.

To do so, the Sparkasse may forward the required information (e.g., credit amount, due date, interest rate, name and address) to the third party as well as those persons who, for technical, organizational, or legal reasons, are to be included in verifying the market value or executing the transfer (e.g., rating agencies, auditors, tax consultants, attorneys, or notaries). The Borrower shall release the Sparkasse to that extent from the banking secrecy requirement.

10.2 A third party may be a member of the European system of central banks, a credit institution, a financial services organization, a finance company, an insurance company, a pension insurance carrier, a pension fund, a capital investment company, or an institutional buyer.

10.3 The Sparkasse shall require that third parties and the other persons listed under No. 10.1 maintain confidentiality regarding the dissemination of information, if such a requirement does not already exist due to legal or profession-related/professionally accepted provisions. The confidentiality requirement comprises maintaining secrecy regarding all customer-related data and values and to use the information only in the scope necessary to execute the described measures. The Sparkasse shall also require third parties to settle corresponding confidentiality agreements with additional recipients prior to the transfer of rights stemming from the contract and the dissemination of information to them.

11 General Terms and Conditions

The Sparkasse expressly points out that its General Terms and Conditions (AGB) are also an inherent component of the contract. The General Terms and Conditions may be viewed in the Sparkasse’s counter room.2

The contract and additional copies shall be signed by all borrowers!

Page, 2, signature box

Place, date

The Borrower is acting on its own behalf
☐ yes	☐ no	(other officer authorized to conduct business; see identification sheet)

Company and legally binding signature(s) of Borrower

[signed]			[signed]
Prometal RCT GmbH

Sparkasse signature with date if different

July 29, 2011

[2]	Every one of the Sparkasse’s contractual partners shall receive a copy of the AGB if no business relations yet exist and the contract is signed outside of the Sparkasse.

Stadtsparkasse Augsburg

Enclosure to the open-account credit

Special agreements

File no.: KAg/G3/CH/ES Place, date: Augsburg, July 29, 2011

Agreement regarding an equity capital covenant: “The equity capital ratio may not exceed 50 percent.”

The “equity capital ratio” figure refers, in relation to the respective relevant period, to the ratio of business equity capital to the balance sheet total.

The term “business equity capital” is defined as follows:

1)	Subscribed capital (share capital)

2) +	Capital and profit reserves

3) +/-	Profit/loss statement

4) +/-	Annual profit/loss or

5) +/-	Annual net income/loss

6) -	Anticipated distribution

7) +	Liabilities to shareholders (if the residual period on the balance sheet date > 5 years)

8) +	Miscellaneous mezzanine capital (subordinate loans, silent partnerships, participation rights) as long as they can at least be valued as business equity capital; subordination of capital and interest, waiver to normal termination rights as well as extraordinary termination rights if business relationships deteriorate, an original term > 5 years, a residual term > 1 year, no collateral.

9) -	Outstanding contributions

10) -	Activated startup and expansion costs

11) -	Activated goodwill

12) -	Claims against or loans to shareholders

13) -	Claims for which a postponement of priority was declared

14) -	Prepaid expenses for latent taxes

15) -	Pension provisions not yet carried as liabilities

16) -	Own company shares

17) +/-	Adjustment items for currency conversions

18) +	65 percent of the special items with reserve portions

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Stadtsparkasse Augsburg

Enclosure to the open-account credit

Special agreements

File no.: KAg/G3/CH/ES Place, date: Augsburg, July 29, 2011

“Balance sheet total” is defined as:

1)	Balance sheet total according to the annual financial statement

2) -	Outstanding contributions (to the extent that the income declaration statement does not already reflect “net”)

3) -	Claims against shareholders

4) -	Own company shares

5) -	Activated goodwill

6) -	Activated startup and expansion costs

7) +	Prepayments openly deducted from the inventories

8) -	Prepaid expenses for latent taxes

Calculating the figures for “business equity capital” and “balance sheet total” shall be done each time on Dec. 31 of a given calendar year based upon the respective Prometal RCT GmbH annual financial statement furnished with an unqualified certificate by the auditor according to §322 HGB (Commercial Code).

The Borrower and the Sparkasse agree that in the event of a breach of the aforementioned requirements agreed upon regarding the Borrower’s financial circumstances, a higher risk assessment of the claims against the Borrower is justified. In this case, the Sparkasse is entitled to demand the provision of (additional) bank collaterals for this credit.

If there are multiple borrowers, the Sparkasse is also entitled to exercise its termination right if the prerequisites for termination exist only in the person of one Borrower. The termination rights shall exist in the event of not exercising this option as long as the reason for termination exists.

Augsburg, Aug. 4, 2011	[signed] by proxy [signed]
Place, date	Prometal RCT GmbH

Augsburg, July 29, 2011	Stadtsparkasse Augsburg
Place, date	[signed]	[signed]
	Christoph Hennig	Elisa Schad

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